Exhibit 99.1

FOR IMMEDIATE RELEASE	Media
Contact: Dan Greenfield
EarthLink
404-748-6889
404-432-6526 (mobile)
greenfie@corp.earthlink.net

Investors
Michael Gallentine
EarthLink
404-748-7153
404-395-5155 (mobile)
gallentineml@corp.earthlink.net

EARTHLINK REPORTS NET INCOME OF $10.7 MILLION IN FOURTH QUARTER 2003

ATLANTA, January 27, 2004 – EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its fourth quarter ending December 31, 2003.

Financial highlights for the quarter:

•                    Net subscriber growth of 248,000 in the fourth quarter and 219,000 for the full year.

•                    Revenues of $348.6 million, an increase of 0.2 percent from the fourth quarter 2002.

•                    Earnings before interest income and expense, income taxes, depreciation and amortization, and facility exit costs (adjusted EBITDA, a non-GAAP measure) of $36.5 million compared to $20.2 million from the fourth quarter 2002.

•                    Earnings before facility exit costs, acquisition-related amortization and accretion dividends (a non-GAAP measure) of $19.4 million, or $0.12 per share, compared to a loss of ($3.2) million, or ($0.02) per share, from the fourth quarter 2002.

•                    Net income of $10.7 million, or $0.07 per share, compared to a loss of ($36.9) million, or ($0.24) per share, from the fourth quarter 2002.

“The fourth quarter capped a highly successful 2003. EarthLink once again reported positive net income and our reputation for product innovation and outstanding customer service helped drive subscriber growth,” said Garry Betty, EarthLink’s president and chief executive officer.  “In addition to passing the one million broadband customer milestone, EarthLink experienced another record quarter for PeoplePC® Online, our value-priced access service, and posted subscriber gains in our premium narrowband access services.”

Fourth Quarter Financial Results

Subscriber Highlights

EarthLink added 248,000 net subscribers this past quarter and ended the year with approximately 5.2 million paying subscribers, an increase of 219,000 subscribers, or 4.4 percent, from a year ago.  During the quarter, the company achieved growth of 108,000 broadband subscribers.  The company ended the quarter with approximately 1.1 million broadband customers, up 36.2 percent from a year ago.  EarthLink also added 143,000 total narrowband subscribers in the quarter, which included 129,000 net new subscribers from PeoplePC Online, the company’s value-priced narrowband service.  The company ended the year with approximately 4.0 million total narrowband subscribers, a decrease of 1.3 percent from a year ago.  Total narrowband subscribers included 424,000 PeoplePC Online subscribers, up from 68,000 at the beginning of the year.

Monthly subscriber churn was 4.1 percent in the quarter, up from the prior year quarter’s rate of 3.6 percent.  The higher churn rate is primarily due to the continued migration of premium narrowband subscribers to other providers’ broadband access services and the significant increase during the quarter in the number of new subscribers, which typically have high early-life churn.

Financial Performance

Total revenues were $348.6 million in the quarter, an increase of 0.2 percent from the fourth quarter of 2002.  Broadband revenues grew 36.0 percent over the prior year quarter to $98.2 million and represented 28.2 percent of EarthLink’s total revenues.  Narrowband revenues were $230.4 million in the quarter, down 10.6 percent from the prior year quarter, due to a decline in premium narrowband subscribers, which was partially offset by the growth of the company’s PeoplePC Online offering.  Web hosting revenues and advertising, content and commerce revenues collectively were $20.0 million, an increase of

10.6 percent compared to the prior year quarter, driven primarily by increased search  revenues.

Gross margin before sales incentives increased 9.5 percent over the fourth quarter of 2002 to $228.1 million, or 65.4 percent of total revenues, a 550 basis point improvement from the prior year quarter.  This increase reflects lower telecommunications costs per subscriber for both narrowband and broadband services.

Operations, customer support, and general and administrative expenses were $104.2 million, an 8.0 percent decrease from the prior year quarter.  This decrease reflects cost savings derived from the streamlining of the company’s contact center operations completed in early 2003.  These costs in total decreased to 29.9 percent of total revenues from 32.6 percent in the prior year quarter.

Sales and marketing expenses, including sales incentives, were $104.6 million, an increase of 4.4 percent compared to the prior year quarter.  This increased spending yielded a significant increase in total subscriber additions and net subscriber growth in the fourth quarter of 2003 compared to the prior year quarter.  As a percent of revenues, sales and marketing expenses, including sales incentives, increased to 30.0 percent in the fourth quarter of 2003 from 28.8 percent in the prior year quarter.

EarthLink’s quarterly adjusted EBITDA improved to $36.5 million from $20.2 million in the prior year quarter.  This improvement reflects significant reductions in telecommunications costs and operating expenses, partially offset by increased sales and marketing expenses.

For the quarter, earnings before facility exit costs, acquisition-related amortization and accretion dividends were $19.4 million, an improvement from a loss of ($3.2) million in the prior year.  This improvement is due primarily to the increase in adjusted EBITDA noted above and a reduction in depreciation expense.

Net income for the quarter was $10.7 million, or $0.07 per share, an improvement from a net loss of ($36.9) million, or ($0.24) per share, in the prior year quarter.  The increase was due to the operating improvements noted above; a reduction of $17.5 million in acquisition-related amortization; the elimination of accretion dividends, which totaled $4.0 million in the prior year quarter, as a result of the conversion of all preferred stock to common stock earlier in 2003; and $3.5 million of facility exit costs incurred in the fourth quarter 2002.

Gross margin before sales incentives, EBITDA, EBITDA before facility exit costs (adjusted EBITDA) and earnings (loss) before acquisition-related amortization and facility exit costs are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with accounting principles generally accepted in the United States.  Please refer to the Consolidated Financial Highlights and Note 5 of the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with accounting principles generally accepted in the United States and a discussion of the presentation, comparability and use of such financial performance measures.

Balance Sheet

EarthLink continues to maintain a strong balance sheet with cash and marketable securities of $487.9 million as of December 31, 2003.  Cash and marketable securities increased by $21.3 million during the fourth quarter 2003.  During the quarter, EarthLink repurchased approximately 1.0 million shares of its common stock for $9.2 million.

Other Fourth Quarter Highlights and Recent Developments

EarthLink continued to differentiate itself in the marketplace and position itself as a leading ISP for product innovation.  Building on the successful launch of TotalAccess® 2004 in August 2003, EarthLink added its Spyware Blocker and Virus Blockersm to its suite of protection tools in the fourth quarter.

Spyware Blocker detects and disables spyware – a rapidly proliferating type of software application that secretly forwards information about a computer user’s online activities to another individual or company without the user’s knowledge or permission.  EarthLink was the first major ISP to provide software to combat spyware at no additional charge to our customers.  Virus Blocker is a server-side, anti-virus tool that helps prevent subscribers from downloading Internet-borne viruses, worms and other malicious code via email messages and attachments sent to their EarthLink email accounts.

In addition to product innovations to attract new and retain existing customers, EarthLink’s growth strategy includes partnering with a variety of retailers to expand its distribution channels.  In the fourth quarter, EarthLink signed agreements with Staples, Inc.

and RadioShack, enabling customers to now sign up for EarthLink service in many of the top consumer electronics and office products retailers in the country.

In addition, PeoplePC Online strengthened its service offering by launching a Web accelerator service that lets consumers surf the Web at speeds up to five times those of a standard dial-up connection at a cost of $15.95 a month.  PeoplePC Online also announced a partnership with Staples, Inc. to expand its sales distribution channels.

Business Outlook

The following statements are based on management’s current expectations.  These statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  The company undertakes no obligation to update these statements.

Based on current market trends and operating plans, EarthLink expects to increase the number of its paying subscribers by approximately 250,000 to 550,000 in 2004.   EarthLink expects to generate strong growth in its value narrowband and high-speed access service offerings, coupled with a smaller decline in premium narrowband subscribers than experienced in 2003.

Revenues for the year are expected to be approximately $1.41 to $1.44 billion.  Revenues are expected to grow at a lower rate than subscribers in 2004 due to the continuing shift in customer mix from premium narrowband to lower-priced, value-oriented narrowband subscribers; more aggressive promotional price offers on premium narrowband and high-speed service offerings which yield more efficient sales and marketing spending; and the discontinuance of PeoplePC Online’s bundled hardware and Internet access offering, which generated revenues from the sale of personal computers but did not contribute meaningfully to gross margin.

EarthLink expects to continue to improve operating margins in 2004 compared to 2003 by reducing telecommunications costs per subscriber for both its narrowband and broadband services and improving the efficiency of its customer support efforts.  Gross margins before sales incentives are expected to be in the range of 64 to 65 percent for the year, compared to 63 percent in 2003.  EarthLink expects that increased efficiency in customer support, driven by improved processes and increased use of outsourced contact center services, will contribute to a reduction in total customer support costs despite subscriber growth.  These cost improvements are expected to fund moderate increases in operations expenses and growth in sales and marketing in order to sustain the improved levels of subscriber growth realized in 2003.

As part of the company’s effort to reduce support costs and improve efficiencies, EarthLink announced on January 6, 2004 that it will increase its reliance on outsourced contact center service providers, and consequently, will close four contact centers.  EarthLink expects to record facility exit costs of approximately $36 million in the first quarter.  These costs include approximately $13 million for certain employee-related costs, $14 million for lease termination costs, and $9 million for non-cash asset write-offs. The decision will impact approximately 1,300 employees.  We estimate the restructuring of our contact centers, once fully implemented, will reduce annual operating expenses by more than $30 million at current subscriber volumes.

Net income is expected to be in the range of $13 to $39 million for 2004.  Net income before facility exit costs is expected to be in the range of $49 to $75 million. Consistent with our expectations for net income, adjusted EBITDA is expected to be in the range of $135 to $155 million for the year.

In the first quarter of 2004, EarthLink expects to add 75,000 to 125,000 subscribers, driven by continued growth in our broadband and value narrowband offerings, partially offset by a moderate decline in premium narrowband subscribers.  EarthLink anticipates that revenues will be approximately level with the fourth quarter of 2003.  Total operating costs are expected to increase $3 to $5 million due to additional contact center restructuring expenses (not classified as exit costs) and increases in information technology related costs.  EarthLink also plans to increase sales and marketing expenses by approximately $2 to $5 million compared to the fourth quarter of 2003.  As a result, adjusted EBITDA is expected to be $27 to $33 million.  Net income before facility exit costs is expected to be in the range of $2 to $9 million.  Net loss, including facility exit costs, is expected to be in the range of ($34) to ($27) million.

Conference Call for Analysts and Investors

Investors in the U.S. and Canada interested in participating in the conference call on January 27, 2004 at 8:30 a.m. Eastern Standard Time (EST) may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time.  Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site:

http://ir.thomsonfn.com/InvestorRelations/PubCorporateOverview.aspx?partner=Mzg0TkRNek1BPT1QJFkEQUALSTO&product=MzgwU1ZJPVAkWQEQUALSTOEQUALSTO

A taped replay will be available beginning at 11:30 a.m. EST on January 27, 2004 through midnight on February 3, 2004 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 4280433.

The Webcast of this call will be archived on our site at:

http://ir.thomsonfn.com/InvestorRelations/PubMultimedia.aspx?partner=Mzg0TkRNek1BPT1QJFkEQUALSTO&product=MzgwU1ZJPVAkWQEQUALSTOEQUALSTO

About EarthLink

 “EarthLink revolves around yousm.”  As a leading national Internet service provider (ISP) headquartered in Atlanta, EarthLink has earned an award winning reputation for outstanding customer service and its suite of online products and services. According to the J.D. Power and Associates 2003 Internet Service Provider Residential Customer Satisfaction StudySM, EarthLink is ranked highest in customer satisfaction among high-speed Internet Service Providers. Serving more than five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal drop-offs and ISP-generated intrusions, and customizable features. Whether it’s dial-up, high-speed, Web hosting or wireless Internet service, EarthLink provides the tools that best let individuals use and enjoy the Internet on their own terms. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.earthlink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

This earnings release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described.  Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct.  Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may not be able to successfully implement our broadband strategy which would materially and adversely affect our subscriber growth rates and future overall revenues; (2) that we may not successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for Internet services;  (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce prices for our services; (5) that our commercial and alliance arrangements, including marketing arrangements with Sprint, may be terminated or may not be as beneficial to us as management anticipates; (6) that declining levels of economic activity, increasing maturity of the market for Internet access, or fluctuations in the use of the Internet could negatively impact our subscriber growth rates and incremental revenue levels; (7) that we may experience other difficulties that limit our growth potential or lower future overall revenues; (8) that service interruptions could harm our business; (9) that we have historically not been profitable and we may not be able sustain profitability;  (10) that our third party network providers may be unwilling or unable to provide Internet access; (11) that we may be unable to maintain or increase our customer levels if we do not have uninterrupted and reasonably priced access to local and long-distance telecommunications systems for delivering dial-up and/or broadband access, including, specifically, that integrated local exchange carriers and cable companies may not provide last mile broadband access to the company on a wholesale basis or on terms or at prices that allow the company to grow and be profitable in the broadband market; (12) that we may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter licensing arrangements on unfavorable terms; (13) that government regulations could force us to change our business practices; (14) that we may not experience the level of benefits we expect in connection with restructuring our contact centers and may not otherwise be able to contain our costs; and (15) that some other unforeseen difficulties may occur.  This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein.  These factors are not intended to represent a complete list of all risks and uncertainties inherent in the company’s business, and should be read in conjunction with the more detailed cautionary statements included in EarthLink’s filings with the Securities and Exchange Commission.

Consolidated Financial Highlights

	Three Months Ended December 31,				Twelve Months Ended December 31,
		Percent of Total		Percent of Total		Percent of Total		Percent of Total
	2002	Revenues	2003	Revenues	2002	Revenues	2003	Revenues
	(dollars in thousands, except per share data)
Statement of Operations Data
Revenues:
Narrowband access	$257,621	74%	$230,431	66%	$1,037,829	76%	$965,025	69%
Broadband access	72,191	21%	98,190	28%	250,591	19%	361,124	26%
Web hosting	13,053	4%	12,319	4%	53,210	4%	49,902	3%
Content, commerce and advertising	4,989	1%	7,636	2%	15,791	1%	25,879	2%
Total revenues	347,854	100%	348,576	100%	1,357,421	100%	1,401,930	100%

Cost of revenues:
Telecommunications service and equipment costs	139,547	40%	120,454	35%	543,981	40%	519,149	37%
Sales incentives	2,294	1%	4,350	1%	37,669	3%	21,176	2%
Total cost of revenues	141,841	41%	124,804	36%	581,650	43%	540,325	39%

Operating costs and expenses:
Operations and customer support	81,550	23%	73,331	21%	324,555	24%	297,045	21%
General and administrative	31,692	9%	30,850	9%	123,379	9%	127,664	9%
	255,083	73%	228,985	66%	1,029,584	76%	965,034	69%

Operating contribution (5)	92,771	27%	119,591	34%	327,837	24%	436,896	31%

Sales and marketing	97,840	28%	100,237	29%	373,481	28%	382,965	27%
Facility exit costs (1)	3,492	1%	—	0%	3,492	0%	36,596	3%
Acquisition-related amortization (2)	26,216	8%	8,680	2%	110,885	8%	84,299	6%
	127,548	37%	108,917	31%	487,858	36%	503,860	36%

Income (loss) from operations	(34,777)	-10%	10,674	3%	(160,021)	-12%	(66,964)	-5%
Interest income and other, net	1,870	1%	44	0%	11,988	1%	4,770	0%
Net income (loss) (3)	(32,907)	-9%	10,718	3%	(148,033)	-11%	(62,194)	-5%
Deductions for accretion dividends (4)	(3,996)	-2%	—	0%	(19,987)	-1%	(4,586)	0%
Net income (loss) attributable to common stockholders	$(36,903)	-11%	$10,718	3%	$(168,020)	-12%	$(66,780)	-5%

Basic net income (loss) per share	$(0.24)		$0.07		$(1.11)		$(0.42)

Diluted net income (loss) per share	$(0.24)		$0.07		$(1.11)		$(0.42)

Basic weighted average common shares outstanding	154,473		159,399		151,355		157,321

Diluted weighted average common shares outstanding	154,473		162,774		151,355		157,321

Other Financial Data

Net Earnings (Loss) Before Facility Exit Costs, Acquisition-Related Amortization and Accretion Dividends (a non-GAAP measure) (5):
Net income (loss)	$(32,907)		$10,718		$(148,033)		$(62,194)
Facility exit costs (1)	3,492		—		3,492		36,596
Acquisition-related amortization (2)	26,216		8,680		110,885		84,299
Net earnings (loss) before facility exit costs, acquisition-related amortization and accretion dividends (5)	$(3,199)	-1%	$19,398	6%	$(33,656)	-2%	$58,701	4%

Diluted earnings (loss) per share before facility exit costs, acquisition-related amortization and accretion dividends (5), (6)	$(0.02)		$0.12		$(0.22)		$0.36

Weighted average common shares outstanding used to compute diluted earnings (loss) per share before facility exit costs, acquisition-related amortization and accretion dividends (6)	154,473		162,774		151,355		165,211

Earnings Before Interest, Income Taxes, Depreciation and Amortization, and Facility Exit Costs (Adjusted “EBITDA,” a non-GAAP measure) (5):

Reconciliation of net income (loss) to EBITDA before facility exit costs (Adjusted EBITDA) (5):
Net income (loss)	$(32,907)		$10,718		$(148,033)		$(62,194)
Depreciation and amortization	51,458		25,815		217,621		164,244
Interest income and other, net	(1,870)		(44)		(11,988)		(4,770)
Facility exit costs (1)	3,492		—		3,492		36,596
EBITDA before facility exit costs (Adjusted EBITDA) (5)	$20,173	6%	$36,489	10%	$61,092	5%	$133,876	10%

Depreciation and amortization:
Depreciation - cost of revenues	$15,329		$9,065		$52,725		$42,132
Depreciation - other	9,913		8,070		54,011		37,813
Acquisition-related amortization (2)	26,216		8,680		110,885		84,299
Depreciation and amortization	$51,458		$25,815		$217,621		$164,244

Gross Margins Before Sales Incentives (a non-GAAP measure) (5):
Total revenues	$347,854		$348,576		$1,357,421		$1,401,930

Total cost of revenues	$141,841		$124,804		$581,650		$540,325
Sales incentives	(2,294)		(4,350)		(37,669)		(21,176)
Telecommunications service and equipment costs	$139,547		$120,454		$543,981		$519,149

Gross margins before sales incentives (5)	$208,307	60%	$228,122	65%	$813,440	60%	$882,781	63%

Other Data
	December 31, 2002		September 30, 2003		December 31, 2003
Key Operating Data:
Narrowband subscribers	4,035,000		3,841,000		3,984,000
Broadband subscribers	779,000		953,000		1,061,000
Web hosting accounts	173,000		164,000		161,000
Total subscriber count at end of period	4,987,000		4,958,000		5,206,000

Number of employees at end of period (7)	5,106		3,478		3,335

	December 31, 2002		September 30, 2003		December 31, 2003
Balance Sheet Data:
Cash and marketable securities	$515,437		$466,614		$487,865
Stockholders’ equity	692,300		539,750		543,663

Reconciliation of Guidance Provided in Non-GAAP Measures (amounts are estimates) (5)

	Three Months	Year
	Ending	Ending
	March 31,	December 31,
	2004	2004
	(estimated, in millions)
Reconciliation of Net Earnings (Loss) to EBITDA Before Facility Exit Costs (Adjusted EBITDA) (5):
Net income (loss)	$(34) - $(27)	$13 -$39
Depreciation	17	60 - 59
Acquisition-related amortization	9 - 8	30 - 27
Interest income and other, net	(1)	(4) - (6)
Facility exit costs	36	36
EBITDA before facility exit costs (Adjusted EBITDA) (5)	$27 - $33	$135 -$155

Reconciliation of Net Earnings (Loss) to Net Earnings Before Facility Exit Costs (5):
Net income (loss)	$(34) - $(27)	$13 - $39
Facility exit costs	36	36
Net income before facility exit costs (5)	$2 - $9	$49 - $75

Footnotes:

1.             On January 28, 2003, EarthLink announced a plan to streamline its call center facilities to increase operational efficiencies and reduce costs.  In connection with the plan, EarthLink closed its call center operations in Seattle, Washington; Dallas, Texas; Sacramento, California; and Pasadena, California.  Customer inquiries previously handled by these facilities have been transitioned to the Atlanta, Georgia; Harrisburg, Pennsylvania; and Roseville, California call center facilities as well as to outsourced call center providers.  The plan directly impacted 1,220 employees and resulted in a net reduction of 920 employees,primarily customer support personnel.  As a result of the plan, EarthLink recorded facility exit costs of $36.6 million which are comprised of the following items (in thousands):

Severance, employee and personnel related costs	$10,737
Real estate and service termination costs	18,207
Fixed asset impairments	7,652
Total facility exit costs	$36,596

2.             Represents amortization of acquired subscriber bases for the three and twelve months ended December 31, 2002 and 2003.

3.             EarthLink has historically reported net losses and, in accordance with accounting principles generally accepted in the United States, has not recorded any income tax benefits from those losses. EarthLink reported net income for the third and fourth quarters of 2003 but reported a net loss for the year ended December 31, 2003. Therefore, EarthLink has recorded income taxes at an effective annual tax rate of 0% throughout 2003 in consideration of the benefit of prior year losses. EarthLink has provided a valuation allowance against its deferred tax assets, consisting primarily of net operating loss carryforwards,and may recognize additional benefits of deferred tax assets in periods when they are estimated to be realizable.

4.             Reflects the accretion of Liquidation Dividends on Series A and Series B convertible preferred stock at a 3% annual rate, compounded quarterly, and the accretion of a dividend related to the beneficial conversion feature in accordance with Emerging Issues Task Force Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.” During the three months ended June 30, 2003, all remaining Series A and Series B convertible preferred stock were converted to common stock, and as a result, there are currently no outstanding shares of convertible preferred stock.

5.             Net earnings (loss) before facility exit costs, acquisition-related amortization and accretion dividends, including the related diluted per share amounts; earnings before depreciation and amortization, interest income and expense, income taxes (EBITDA), and facility exit costs (Adjusted EBITDA); net earnings before facility exit costs; and operating contribution are non-GAAP measures and are not determined in accordance with accounting principles generally accepted in the United States. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.  Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition-related, facility exit, and sales and marketing costs, investors should use them to analyze and compare companies on the basis of current period operating performance.

Gross margins before sales incentives is also a non-GAAP measure and is not determined in accordance with accounting principles generally accepted in the United States. EarthLink utilizes and has presented gross margins before sales incentives to allow investors to analyze margins on direct telecommunications service and equipment costs incurred to generate revenues. Gross margins before sales incentives should not be considered in isolation, as an alternative to or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States and may differ materially from comparable information provided by other companies.

6.             The weighted average common shares outstanding used to calculate diluted earnings per share before facility exit costs, acquisition-related amortization and accretion dividends for the three and twelve months ended December 31, 2003 includes the effect of dilutive common stock equivalents, including convertible preferred stock on an as converted basis, “in-the-money” options and restricted stock units.  Common stock equivalents are not included in the weighted average common shares outstanding for the three and twelve months ended December 31, 2002 because the effect would be anti-dilutive.

7.             Represents full-time equivalents.